Exhibit 10.29

EXECUTION COPY

Master Mortgage Loan Sale and Contribution Agreement

between

Encore SPV Trust III

as Buyer

and

Encore Credit Corp.

as Seller

Dated as of September 1, 2004

TABLE OF CONTENTS

Recitals		1

ARTICLE I	Definitions	1

Section 1.01.	Definitions	1

ARTICLE II	Transfer of Loans	4

Section 2.01.	Conveyance of Loans and Delivery of Mortgage Loan Documents.	4
Section 2.02.	Payment of Cash Purchase Price.	5
Section 2.03.	Rebate of Premium on Loan Prepayment.	5

ARTICLE III	Representations and Warranties of the Seller	6

Section 3.01.	Representations and Warranties of the Seller – General.	6
Section 3.02.	Representations and Warranties of the Seller - As to Each Loan.	6

ARTICLE IV	Breach of Representation and Warranties	12

Section 4.01.	Remedy For Breach.	12
Section 4.02.	Reassignments.	13
Section 4.03.	Remedy For Non-Delivery of Documents.	13
Section 4.04.	Indemnity.	13

ARTICLE V	Miscellaneous	14

Section 5.01.	Additional Covenants.	14
Section 5.02.	Severability.	15
Section 5.03.	Waivers.	15
Section 5.04.	Notice.	15
Section 5.05.	Insurance Prepayment.	16
Section 5.06.	Assignment.	16
Section 5.07.	Headings.	17
Section 5.08.	Entire Agreement.	17
Section 5.09.	Governing Law.	17
Section 5.10.	Counterparts	17
Section 5.11.	Termination.	17
Section 5.12.	Endorsements.	18
Section 5.13.	Indemnification (Holder in Due Course).	18
Section 5.14.	Waiver of Jury Trial.	18

EXHIBIT A	FORM OF SALE AND CONTRIBUTION AGREEMENT AND ASSIGNMENT	1
EXHIBIT B	FORM OF TRUST AGREEMENT	3

-i-

This MASTER MORTGAGE LOAN SALE AND CONTRIBUTION AGREEMENT (the “Agreement”) dated as of September 1, 2004, by and between Encore SPV Trust III (“Buyer”) and Encore Credit Corp., a California corporation located at 1833 Alton Parkway, Irvine, California (“Seller”).

Recitals

WHEREAS, the Buyer is a special purpose entity, all of the beneficial interests of which are owned by the Seller;

WHEREAS, from time to time, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, on a servicing released basis, Loans (as defined below) owned by Seller;

WHEREAS, the Buyer and the Seller desire to enter into this Agreement to govern the sale and purchase of the Loans;

WHEREAS, the Buyer intends to deposit the Loans into trusts (the “Trusts”) created pursuant to the Trust Agreements (as defined below). The Trusts will issue Notes and Trust Certificates (each as defined below) pursuant to the Trust Agreements;

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

Section 1.01. Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Call Option Purchase Date” has the meaning set forth in the Securities Purchase Agreement (as defined in the Trust Agreement).

“Call Option Expiration Date” has the meaning set forth in the Securities Purchase Agreement (as defined in the Trust Agreement).

“Agreement” shall mean this Master Mortgage Loan Sale and Contribution Agreement as it may be amended and supplemented from time to time.

“Borrower” or “Mortgagor” means an obligor under a Mortgage Note and includes, where applicable, a person that has executed the Mortgage securing the Mortgage Note although not an obligor under the Mortgage Note. When applied to any particular Loan, use of the term “Borrower” or “Mortgagor” in the singular shall reference each and every Borrower on the Loan.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions in the States of New York, California or North Carolina are required or authorized by law to be closed.

“Cash Purchase Price” means, with respect to a Loan, the product of (x) the applicable Cash Purchase Price Percentage times (y) the outstanding Principal Balance of such Loan, plus accrued and unpaid interest as of the settlement date thereof, not in excess, however, of 59 days of accrued interest, net of customary and standard per loan flood certification fees for loans without a transferable flood certification, tax service fees for loans without a transferable tax service, and assignment recording fees.

“Cash Purchase Price Percentage” means, with respect to any Transaction, the percentage of par paid in cash as partial consideration for the transfer of the related Loans by the Seller, as specified in the related Sale and Contribution Agreement and Assignment.

“Cut-off Date” means, with respect to any Transaction, the date agreed upon by Buyer and Seller in the related Sale and Contribution Agreement and Assignment and used to determine the balances and payment due dates for the Loans purchased pursuant to such Sale and Contribution Agreement and Assignment.

“Deleted Mortgage Loan” means a Loan replaced by a Qualified Substitute Mortgage Loan.

“Loan” means an indebtedness of a Borrower to the Seller evidenced by a Mortgage Note and secured by a Mortgage on real property owned by the Borrower.

“Monthly Accrual” means the method of interest accrual on certain Loans as identified on the Mortgage Loan Schedule where the interest is accrued from month to month on the basis of a 360-day year consisting of 12 months of 30 days each.

“Mortgage” means the deed of trust, mortgage, deed to secure debt, mortgage warranty, extension agreement, assumption of indebtedness, assignment, and/or other such documents that constitute the instrument(s) creating a security interest in the Mortgaged Property in favor of Seller to secure a Mortgage Note, along with any riders, addenda, or other amendments or attachments thereto.

“Mortgage Loan Documents” means as to each Loan, the documents listed in Section 2.3 of the applicable Trust Agreement.

“Mortgage Loan Schedule” means, with respect to any Transaction, the mortgage loan schedule attached to the related Sale and Contribution Agreement and Assignment, which mortgage loan schedule shall set forth the information specified in the related Trust Agreement with respect to each Loan being transferred pursuant to such Sale and Contribution Agreement and Assignment.

“Mortgaged Property” means the residential real property subject to the Mortgage that secures a Mortgage Note.

“Mortgagor” – See “Borrower”

“Mortgage Note” means a note, bond, or other evidence of indebtedness evidencing an indebtedness of the Borrower to Seller, together with any allonges, addenda, or other amendments or attachments thereto.

“Notes” means, with respect to each Trust Agreement, the notes issued and designated as “Notes” pursuant to that Trust Agreement, evidencing a right to receive payments from the related Trust to the extent provided in that Trust Agreement.

“Principal Balance” means, with respect to any Loan, as of any date of determination, (i) the principal balance of the Loan outstanding as of the related Cut-off Date, after application of principal payments received on or before such date, minus (ii) all amounts applied since the Cut-off Date to reduce the principal balance of such Loan in accordance with its terms.

“Qualified Substitute Mortgage Loan” means one or more Loans substituted for a Deleted Mortgage Loan pursuant to Section 4.01 or Section 4.03, which (i) has or have an interest rate or rates of not less than (and not more than two percentage points more than) the interest rate for the Deleted Mortgage Loan, (ii) matures or mature no later than (and not more than six months earlier than) the Deleted Mortgage Loan, (iii) has or have a loan-to-value ratio or loan-to-value ratios at the time of such substitution no higher than the loan-to-value ratio of the Deleted Mortgage Loan at such time, (iv) has or have a principal balance or principal balances (after application of all payments received on or prior to the date of substitution) equal to or less than the Principal Balance as of such date of the Deleted Mortgage Loan, and (v) complies or comply as of the date of substitution with each representation and warranty set forth in Section 3.02.

“Repurchase Price” means, with respect to a Loan, the total of (i) the Principal Balance of the Loan, with accrued interest thereon and not paid through the date the Loan is repurchased by Seller and (ii) refund of any premium paid by Buyer to Seller for the Loan, calculated as the product of (1) the excess (if any) of the Cash Purchase Price Percentage over par times (2) the then Principal Balance of such Loan.

“Sale and Contribution Agreement and Assignment” means, with respect to each Transaction, the sale, contribution and assignment agreement, which shall be substantially in the form of Exhibit A hereto.

“Securityholders” means the holders of Notes and Trust Certificates issued under the Trust Agreements.

“Settlement Date” means, with respect to any Transaction, the date on which the Buyer purchases the related Loans from the Seller pursuant to a Sale and Contribution Agreement and Assignment.

“Substitution Adjustment” means, as to any date on which a substitution occurs pursuant to Section 4.01 or Section 4.03, the amount (if any) by which the aggregate principal balances (after application of principal payments received on or before the date of substitution) of any Qualified Substitute Mortgage Loans as of the date of substitution are less than the aggregate of the Principal Balances of the related Deleted Mortgage Loans.

“Title Insurance Policy” means a title insurance policy as further described in Section 3.02(p) of this Agreement.

“Transaction” means a specific transaction for the sale and purchase of Loans as of a specific date under this Agreement, evidenced by a Sale and Contribution Agreement and Assignment and the Mortgage Loan Schedule attached thereto.

“Trust Agreement” means, with respect to each Transaction and the Loans then transferred hereunder, the Trust Agreement (substantially in the form of Exhibit B, as amended from time to time, by and among the Seller, as sponsor, the Buyer, as seller, and the Trustee, pursuant to which the Buyer will transfer the related Loans to the Trustee, for the benefit of the holders of the Notes and the Trust Certificates issued under such Trust Agreement.

“Trust Certificates” means with respect to each Trust Agreement, the certificates issued and designated as “Trust Certificates” pursuant to that Trust Agreement, evidencing a right in the Loans to the extent provided in that Trust Agreement, which right shall be subordinate to the right of the Notes.

“Trustee” means Wachovia Bank, National Association, in its capacity as trustee under the Trust Agreements.

ARTICLE II

Transfer of Loans

Section 2.01. Conveyance of Loans and Delivery of Mortgage Loan Documents.

(a) From time to time, the Seller may transfer (and by execution of a Sale and Contribution Agreement and Assignment will thereby transfer) to the Buyer, subject to the terms and conditions of this Agreement, all right, title and interest of the Seller in and to each Loan listed on the related Mortgage Loan Schedule and all related Mortgage Loan Documents, including Seller’s rights in and to any and all benefits under related insurance policies, including, but not limited to, flood insurance, hazard insurance, title insurance, and credit insurance, and all income and proceeds thereof

(b) No later than 5:00 p.m. (New York time) on the second Business Day immediately preceding each Settlement Date, the Seller shall deliver to the Buyer or its designee each of the Mortgage Loan Documents.

(c) The Seller shall deliver to the Buyer or its designee the documents required by Section 2.3 of the applicable Trust Agreement within the timeframe provided by such section.

(d) It is the express intent of the parties hereto that the conveyance of the Loans by the Seller to the Buyer as provided herein be, and be construed as, a partial sale and partial capital contribution of the Loans by the Seller to the Buyer and not as a pledge of the Loans by the Seller to the Buyer to secure a debt or other obligation of the Seller. However, if, notwithstanding the aforementioned intent of the parties, the Loans are held to be property of the Seller, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Loans by the Seller to the Buyer to secure the Seller’s obligations to the Buyer, and (b) (i) this Agreement shall be deemed to be a security agreement within the meaning of Article 9 of the Uniform Commercial Code of the applicable jurisdiction; (ii) the conveyance provided for herein shall be deemed to be a grant by the Seller to the Buyer of a security interest in all of Seller’s right, title and interest in and to the Loans, the Mortgage Notes, the Mortgages, all supporting obligations including the benefits of all title insurance policies, and all cash and non-cash proceeds thereof, including all amounts payable under the Loans in accordance with the terms thereof; (iii) the Buyer shall have the right to exercise all rights of a secured party under the Uniform Commercial Code; and (iv) the assignment to the Trustee of the Buyer’s interest therein shall be deemed to be an assignment of any security interest created hereunder. The Buyer and Seller shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the related Trust Agreement.

Section 2.02. Payment of Cash Purchase Price.

On each Settlement Date, the Buyer shall pay to the Seller, in immediately available funds according to the wiring instructions provided in writing to Buyer by Seller from time to time, the aggregate Cash Purchase Price for the Loans purchased pursuant to the related Sale and Contribution Agreement and Assignment. To the extent that the Cash Purchase Price paid to the Seller for any Loan is less than the fair market value therefore, the difference shall be deemed to be a capital contribution by the Seller to the Buyer on the related Settlement Date.

Section 2.03. Rebate of Premium on Loan Prepayment.

If the Cash Purchase Price Percentage included a premium payment to the Seller, the Borrower prepays the Loan in full within 90 days of the related Settlement Date (or within 180 days of the related Settlement Date if the Call Option (as defined in the related Trust Agreement) expires unexercised) and either the Mortgage Note does not provide for a prepayment penalty or the prepayment penalty is unenforceable or insufficient to cover the premium paid by the Buyer to the Seller, Seller shall refund to Buyer the portion of uncovered premium equal to the product of (i) the premium paid by the Buyer to the Seller and (ii) a fraction, the numerator of which is 12 minus the number of whole months that have elapsed since the related Settlement Date and the denominator of which is 12.

ARTICLE III

Representations and Warranties of the Seller

Section 3.01. Representations and Warranties of the Seller – General.

It is understood and agreed by Seller and Buyer that as a material inducement to Buyer to enter into this Agreement, the Seller hereby represents and warrants to the Buyer (which representations and warranties may be relied upon by the Trustee, the Securityholders and each Swap Counterparty as if made directly to the Trustee, the Securityholders and each Swap Counterparty to the extent each Loan is transferred by the Buyer to the Trustee pursuant to a Trust Agreement) as follows:

(a) The Seller is duly organized, validly existing, and in good standing under the laws of the State of California and has all qualifications, registrations, licenses, and permits necessary to carry on its business in each state in which Seller originates or purchases mortgage loans.

(b) The execution and delivery of the Agreement by the Seller constitute a legal, valid and binding obligation of the Seller enforceable against the Seller according to its terms (subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or the application of equitable principles in any proceeding, whether at law or in equity) and the performance by the Seller of its obligations hereunder have been duly authorized by all necessary action.

(c) The execution and delivery of this Agreement by the Seller and the performance by the Seller of the obligations to be performed by it hereunder do not, and will not, violate in any material respect any provision of any applicable law, contract, rule, regulation, order, writ, judgment, injunction, decree, determination, award or the charter or bylaws of the Seller.

(d) There are no actions, suits, or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller or the properties of the Seller before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Seller, would have a material adverse effect on Seller’s ability to be in compliance with this Agreement.

Section 3.02. Representations and Warranties of the Seller - As to Each Loan.

It is understood and agreed by Seller and Buyer that as a material inducement to Buyer to enter into this Agreement and to purchase each Loan purchased by Buyer hereunder, the Seller hereby represents and warrants to the Buyer (which representations and warranties may be relied upon by the Trustee, the Securityholders and each Swap Counterparty as if made directly to the Trustee, the Securityholders and each Swap Counterparty to the extent each such Loan is transferred by the Buyer to the Trustee pursuant to a Trust Agreement) as of each Settlement Date with respect to each Loan purchased on such Settlement Date:

(a) The Seller is the payee and “holder” (within the meaning of the Uniform Commercial Code) of each Mortgage Note and is the sole legal, beneficial, and equitable owner of the Loan, subject to the rights of any warehouse lender, and has the full right to assign and transfer the Loan to the Buyer. The transfer and assignment of the Loan by the Seller to Buyer validly transfers such Loan to Buyer free and clear of any pledges, liens, claims, encumbrances, mortgages, charges, exceptions and/or security interests.

(b) Seller, and all parties that have had any interest in the Loan (whether as mortgagee, assignee, pledgee, or otherwise), or that have participated in the origination, closing, and/or servicing of the Loan (whether as broker, lender, investor, servicer, or otherwise) have, at all relevant times, complied in all material respects with any and all applicable federal, state, and local laws, rules, and regulations relating to the solicitation, advertising, negotiation, origination, placement, closing, and servicing of the Loan, including, without limitation, state licensing requirements, the federal Fair Credit Reporting Act and related regulations, the federal Truth in Lending Act and Regulation Z, state and federal fair lending laws (including but not limited to the federal Equal Credit Opportunity Act and Regulation B), the federal Real Estate Settlement Procedures Act and Regulation X, the federal Debt Collection Practices Act, and federal and state usury laws and regulations. No Loan is (a) subject to, covered by or in violation of the Home Ownership and Equity Protection Act of 1994 (“HOEPA”), (b) classified as “high cost,” “covered,” “high risk home”, “threshold,” or “predatory” loans under any other similar applicable state, federal or local law, including any predatory or abusive lending laws (or similarly classified loans using different terminology under a law imposing heightened scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) in violation of any state or local law or ordinance similar to HOEPA. All disclosures required to be made prior to the Settlement Date under federal, state, or local law were properly made by the applicable responsible party. Additionally, to the best of Seller’s knowledge, nothing in the origination or servicing of the Loan prevents the Loan from being included in a securitization rated by Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings.

(c) Each Mortgage Note and Mortgage, and the assignment thereof, is in every respect genuine, the instrument it purports on its face to be, and the legal, valid, binding, and enforceable obligation of the Borrower or assignor, as the case may be, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law). All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. No other instruments are required to evidence the indebtedness represented by the Loan or to perfect the lien of the Mortgage.

(d) All Mortgage Loan Documents, and all signatures on such documents, are in every respect valid, genuine, accurate, and what they purport to be. All information set forth in each Mortgage Loan Document is true, correct and complete in all material respects and, unless otherwise disclosed in the Mortgage Loan File, all other information furnished to Buyer by Seller with respect to the Loan, whether in a Schedule of Loans, Mortgage Loan Schedule, or otherwise, is true, correct and complete in all material respects. There are no facts relating to the Loan that Seller has failed to disclose to Buyer that would materially and adversely affect the value or marketability of the Loan.

(e) The proceeds of the Loan have been fully disbursed to or for the account of the Borrower and there is no obligation for the lender to advance additional funds thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursement of any escrow funds therefore have been complied with. All costs, fees, and expenses incurred in making or closing the Loan and the recording of the Mortgage have been paid. The Loan is fully amortizing within the amortization term described in the Mortgage Loan Schedule.

(f) If applicable, all escrow or custodial accounts related to the Loan, including accounts for maintaining principal and interest or taxes and insurance, have not accrued a negative balance and have been maintained in all material respects in accordance with all applicable laws, regulations, and provisions of the Mortgage Note or Mortgage. Any documentation of such accounts and balances furnished to the Buyer is true, correct and complete in all material respects. All items for which an escrow account has been established that are due or will become due within thirty (30) days after the Settlement Date have been paid.

(g) The Loan has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission, or release.

(h) The Loan is not more than twenty-nine (29) days past due as of the Cut-Off Date for the related Transaction and has not had a first payment default.

(i) Any Loan for which the first payment due to the Buyer after the Settlement Date is not made within the due period is subject to repurchase by the Seller at the Repurchase Price. The Seller agrees to repurchase the Loan promptly upon request in writing by Buyer in accordance with the provisions of Article IV in the Agreement.

(j) All matured obligations pursuant to the Mortgage Note and the Mortgage have been paid or performed. There is no other default, breach, violation or event of acceleration existing under the Mortgage Note or the Mortgage, and no event (other than a payment that is up to 29 days late) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation, or event of acceleration, and neither the Seller nor any party in the chain of title before Seller has waived any default, breach, violation, or event of acceleration. No foreclosure or any other legal action has been brought by the Seller or any lien holder in connection with the Loan.

(k) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered, or modified in any respect, except by written instruments,

recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and no Borrower has been released, in whole or in part, except in connection with a duly recorded amendment or assumption agreement. The substance of any such impairment, waiver, alteration, modification, or assumption has been fully disclosed in the Mortgage Loan File and approved by the applicable title insurer to the extent required by the related Title Insurance Policy.

(l) The Loan is not subject to any right of rescission, discount, allowance, setoff, counterclaim, presently pending bankruptcy, or other defense, including the defense of usury; no such right of rescission, discount, allowance, set-off, counterclaim, or defense has been asserted with respect to the Loan; and neither the operation of any of the terms of the Mortgage Note and the Mortgage, nor the exercise of any right thereunder, will render the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any such right of rescission, discount, allowance, set-off, counterclaim, or defense, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (whether considered an action or proceeding in law or equity).

(m) Each Loan is secured by a valid Mortgage of the agreed-upon priority as indicated in the Mortgage Loan Schedule on real property as set forth on the Mortgage Loan Schedule and Mortgage Loan Documents, which Mortgage contains valid, legal and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security created thereby, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws effecting the enforcement of creditor’s rights generally and by general principles of equity (whether considered an action or proceeding in law or equity), and such Mortgage has been properly sent to the appropriate public recording official in recordable form to be filed, recorded or otherwise perfected. Since the date of origination of the Loan, the Mortgaged Property has not been subject to any bankruptcy or foreclosure proceeding, and there is no homestead or other exemption available to the Borrower that would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Borrower has not notified the Seller and the Seller has no knowledge of any relief requested or allowed to the Borrower under the Servicemembers Civil Relief Act.

(n) There are no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums (including, but not limited to hazard, flood, mortgage, earthquake, condominium and PUD insurance premiums), leasehold payments, or other outstanding charges, including assessments payable in future installments, affecting the Mortgaged Property.

(o) There are no mechanic’s liens or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property which are or may be liens prior to the lien of the Mortgage or any senior mortgage.

(p) On each Loan, the Seller holds a Title Insurance Policy which is ALTA (American Land Title Association) approved and in full force and effect; which has an insurance limit at least as great as the Principal Balance of the Loan; which names the Seller, its successors and assigns as the insured party; and which is issued by a title insurer which is generally acceptable to Fannie Mae or Freddie Mac and is qualified to do business in the jurisdiction where the Mortgaged Property is located. Said policy shall, without limitation:

(i)	insure that the Mortgage constitutes a lien on the Mortgaged Property of the agreed-upon priority, and disclose all superior and subordinate liens;

(ii)	insure ingress and egress to and from the Mortgaged Property;

(iii)	disclose whether all taxes and other assessments due as of the date of the policy have been paid in full, and insure the absence of any lien for taxes and other assessments then due and payable;

(iv)	take exception to matters to which like properties are commonly subject, such as covenants, conditions, and restrictions, rights of way, easements, and other matters of public record only when such matters are generally acceptable to mortgage lenders; do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the Mortgaged Property; materially and adversely affect the fair market value of the Mortgaged Property; or potentially result in a forfeiture or reversion of title or a lien, loss, or damages of any kind in the event of any violation or encroachment thereof;

(v)	insure any “gap” period between the date of the Loan and the later of the date the Mortgage is recorded or the date the Loan proceeds are fully disbursed; and

(vi)	contain such standard endorsements as are applicable to the Loan.

No claims have been made under Seller’s title insurance policy, and no prior holder of the Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of such title insurance policy. In the event a Title Insurance Policy has not been issued on the Settlement Date, Buyer shall accept a “marked-up title insurance binder” or a title certificate rather than a title insurance policy, and Seller shall have ninety days (90) days after the Settlement Date to deliver to the Buyer the Title Insurance Policy.

(q) Each real estate appraisal, including drive-by appraisals, made in connection with the Loan was performed by a state licensed appraiser who satisfies the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (and subsequent amendments) in accordance with appraising industry standards in the area where the appraised property is located and in accordance with the Uniform Standard of Professional Appraisal Practice (USPAP) as published by the Appraisal Standards Board of the Appraisal Foundation, and does not contain any statement or omission of material fact which would cause the appraisal to be fraudulent or misleading.

(r) All improvements which were considered in determining the fair market value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation; provided that a legal non-conforming use of the Mortgaged Property will not be considered a violation of any such zoning law or regulation. At the time of origination the Mortgaged Property was lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities.

(s) Unless otherwise disclosed on the real estate appraisal, the Mortgaged Property is in good repair and free of material damage and waste. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property.

(t) There has not nor has any person or entity alleged that there has occurred upon the Mortgaged Property any spillage, leakage, discharge or release into the air, soil or groundwater of any hazardous material or regulated wastes. Except as permitted by the next following sentence, no hazardous or toxic materials or wastes or products regulated by any law or ordinance or asbestos or asbestos products or materials or polychlorinated biphenyls or urea formaldehyde insulation have been used or employed in the construction, use or maintenance of the Mortgaged Property or have ever been stored, treated at or disposed of on the Mortgaged Property in violation of such laws or regulations. However, in the event it has been determined that asbestos or asbestos products or asbestos materials have been used or employed in construction, use, or maintenance in the Mortgaged Property, it shall not be a breach of this representation if a duly qualified appraiser or engineer has provided a written statement to Seller that the material is non-friable, not in violation of any federal, state or local law or code, in good repair or has been removed.

(u) All buildings upon the Mortgaged Property are covered by a hazard insurance policy, issued in a form and by an insurer generally acceptable to mortgage lending institutions servicing similar loans, including fire and extended coverages and such other coverages as are customary in the area of the Mortgaged Property and/or are required by Buyer, in an amount equal to the lower of: (a) the replacement value of the Mortgaged Property; or (b) the Principal Balance of the Loan and any senior mortgage or deed(s) of trust loan or other lien; (c) seventy percent (70%) of the appraised value; or (d) the maximum amount allowed under applicable law. If the Mortgaged Property is located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency, the Mortgaged Property is covered by a flood insurance policy in the form of the standard policy issued by members of the National Flood Insurance Administration (“NFIA”) in an amount equal to the lower of: (a) the replacement value of the Mortgaged Property; or (b) the maximum insurance available under the applicable NFIA program; (c) seventy percent (70%) of the appraised value; or (d) the maximum amount allowed under applicable law. The Mortgage obligates the Borrower to maintain all such insurance at the Borrower’s cost and expense and, upon the Borrower’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Borrower’s cost and expense and to seek reimbursement therefore from the Borrower.

(v) Where required by state law, the Seller has filed for record a request for notice of any action by a senior lien holder under a senior lien, and the Seller has notified any superior lien holder in writing of the existence of the Loan and requested notification of any action to be taken against the Borrower by the superior lien holder.

(w) The Mortgage, and if required by applicable law, the Mortgage Note, contains a provision for the acceleration of the payment of the Principal Balance of the Loan in the event the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, at the option of the mortgagee.

(x) The Seller has not incurred any obligation, made any commitment or taken any action in connection with the Loan that could reasonably be expected to result in a claim against the Buyer or an obligation by the Buyer to pay a sales brokerage commission, finder’s fee or similar fee with respect to the transactions between Buyer and Seller as described in this Agreement.

ARTICLE IV

Breach of Representation and Warranties

Section 4.01. Remedy For Breach.

(a) Upon discovery by the Buyer, the Trustee, any subsequent assignee or the Seller of a breach of any of the representations and warranties in Article III, which materially and adversely affects the value of the Loans or the interests of the Buyer or a subsequent assignee therein or which materially and adversely affects the interests of the Buyer or a subsequent assignee in the related Loan in the case of a representation and warranty relating to a particular Loan, the party discovering such breach shall give prompt written notice to the other parties. Within 60 days of the earlier of its discovery or its receipt of notice of any breach of a representation or warranty (or, if longer, no later than the first to occur of the related Call Option Expiration Date or the Call Option Purchase Date), the Seller shall (a) promptly cure such breach in all material respects, (b) purchase from the Buyer such Loan by remitting to the Buyer, or to such other person as the Buyer may direct in writing pursuant to the Trust Agreement, an amount equal to the Repurchase Price of such Loan as of the date of purchase or (c) substitute a Qualified Substitute Mortgage Loan for such Loan and remit to the Buyer, or to such other person as the Buyer may direct in writing pursuant to the Trust Agreement, any Substitution Adjustment in connection therewith. Any delay in giving notice of a breach or making such a demand shall not constitute a waiver of any of Buyer’s rights or remedies hereunder. Notwithstanding the foregoing, the extended time period set forth in the parenthetical appearing in the preceding sentence shall be limited to Loans with the same

Settlement Date having an aggregate Principal Balance equal to 5.0% or less of the aggregate Principal Balance as of the related Cut-off Date of all Loans having that same Settlement Date.

As to any Deleted Mortgage Loan for which the Seller substitutes a Qualified Substitute Mortgage Loan or Qualified Substitute Mortgage Loans, the Seller shall effect such substitution by delivering to the Trustee a certification in the form attached to the applicable Trust Agreement as Exhibit 2.9, and shall also deliver to the Trustee, the documents constituting the Mortgage Loan Documents for such Qualified Substitute Mortgage Loan or Qualified Substitute Mortgage Loans.

Section 4.02. Reassignments.

If a Loan is repurchased by the Seller pursuant to this Agreement, then upon receipt of the Repurchase Price, in full, in immediately available funds, the Buyer (or its successor in interest) shall reassign such Loan and any right it may have in the relevant Mortgaged Property to the Seller free and clear of all liens, encumbrances, claims or interest of any person or entity claiming by, through or under Buyer, as well as such other documents as are necessary to reflect the reassignment of any title protection and insurance policies. Any such Loan shall be assigned to Seller without recourse, representation or warranty except that Buyer (or its successor in interest) shall represent and warrant that the Loan has been serviced in accordance with all applicable laws and regulations and in accordance with customary practices of prudent mortgage lending institutions servicing similar loans and, in any event, with no less care than Buyer services similar loans for its own account during the entire period in which Seller did not own the Loan.

Section 4.03. Remedy For Non-Delivery of Documents.

If the Seller receives notice from the Trustee or the Buyer, pursuant to Section 2.4(b) of a Trust Agreement, that any document constituting a part of a Mortgage Loan Documents is not properly executed, has not been received, is unrelated to a Loan identified in the related Mortgage Loan Schedule, or does not conform in a material respect to the requirements of Section 2.3 of such Trust Agreement or the description thereof as set forth in the Loan Schedule, then the Seller shall (i) cure the breach within the time period set forth in Section 4.01 hereof, (ii) substitute a Qualified Substitute Mortgage Loan for such Loan in the manner and subject to the conditions set forth in Section 4.01 hereof or (iii) repurchase the affected Loan in the manner and for the price set forth in Section 4.01 hereof.

Section 4.04. Indemnity.

(a) Seller hereby agrees, in addition to any other remedy available to Buyer hereunder, to indemnify and hold harmless Buyer and any successor of Buyer as transferee of a Loan, its officers, directors, employees, agents, and affiliates (the “Indemnified Parties”) from any actual direct out of pocket damages, losses (exclusive of overhead), demands, offsets, defenses, counterclaims, actions or proceedings, and costs of defense, including reasonable attorney’s fees and court costs, arising from or in any way relating to (i) any breach of any Seller’s representations, warranties or covenants hereunder, (ii) any broker, agent or finder or other person, who shall claim to have dealt on behalf of the Seller in connection with the transactions contemplated by this Agreement, and/or (iii) any claim brought by any other third party against any Indemnified Party based upon an actual breach of any Seller’s representations, warranties or covenants hereunder; provided, however, that the remedies of cure, repurchase and substitution set forth in Section 4.01 shall be the sole remedy for the breach of the loan-level representations and warranties set forth in Section 3.02.

ARTICLE V

Miscellaneous

Section 5.01. Additional Covenants.

(a) Each party shall, from time to time, execute and deliver or cause to be executed and delivered, such additional instruments, assignments, endorsements, papers, and documents as the other party may at any time reasonable request for the purpose of carrying out the terms of this Agreement and the transfers provided for herein.

(b) The Seller shall comply with any requirements under the Real Estate Settlement Procedures Act and any other applicable law providing for notice to a Borrower of the Seller’s sale of the Borrower’s Loan to Buyer. The Seller shall, upon request of the Buyer, cooperate with Buyer in providing a joint notice of such sale where such joint notice is allowed under applicable law and desired by Buyer. In the event that no notice to Borrower of the sale is required under applicable law, but is desired by Buyer, Seller agrees to cooperate with Buyer in providing such notice.

(c) Any and all decisions made by Buyer (or the Trustee as its successor) in good faith to take action or to not take action relative to a Loan, including, but not limited to, the sale or liquidation in a commercially reasonable manner of a Loan or Mortgaged Property shall be final and conclusively binding upon Seller in the event Seller does not repurchase a Loan pursuant to Section 4.01 of this Agreement within ten (10) days of its receipt of a repurchase demand from Buyer or the Trustee as its successor.

(d) In order to enforce Buyer’s rights under this Agreement, Seller shall, upon the reasonable request of Buyer or its assigns, do and perform or cause to be done and performed, every reasonable act and thing necessary or advisable to put Buyer or its assigns in position to enforce the payment of the Loans and to carry out the intent of this Agreement, including the execution of and, if necessary, the recordation of additional documents including separate endorsements and assignments upon reasonable request of Buyer.

(e) Seller agrees that neither it nor any of its affiliates or subsidiaries over which it has control shall take any action to solicit a Borrower individually in order to effect the refinancing of the Loan. Advertising to the general public through mass media, or a solicitation that is not derived directly or indirectly from information obtained by Seller as a result of its origination, ownership or servicing of a Loan sold to the Buyer, shall not be deemed to violate this non-solicitation provision. This non-solicitation provision shall survive the termination of this Agreement.

Section 5.02. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction. Without limiting the generality of the foregoing, in the event that a governmental authority determines that the Buyer may not purchase or acquire the Loans, the transactions evidenced hereby shall constitute a loan and not a purchase and sale, notwithstanding the otherwise applicable intent of the parties hereto and the Seller shall be deemed to have granted to the Buyer as of the date of each sale a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under the Loans, and all proceeds thereof.

Section 5.03. Waivers.

No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.

Section 5.04. Notice.

Any notice or other communication in this Agreement required or permitted to be given by one party to the other must be in writing and given by personal delivery or by depositing the same in the United States mail (certified mail, return receipt requested), addressed to the other party to be notified, postage prepaid or by overnight delivery by a nationally recognized commercial carrier. A notice or other communication shall be effective when delivered to the proper address. For purposes of notice, the addresses of the parties shall be as follows:

TRUSTEE:	Wachovia Bank, National Association 401 South Tryon Street, 12th Floor-NC1179 Charlotte, North Carolina 28288-1179

ATTENTION:	Robert Muller

COPY TO:	Legal Division Wachovia Bank, National Association 301 South College Street – NC0630 Charlotte, North Carolina 28288-0630 Attn: Julie Caperton, Esq. and

Wachovia Capital Markets, LLC One Wachovia Center, 10th Floor 301 South College Street – NC0610 Charlotte, North Carolina 28288-0610 Attn: Prakash Wadhwani

SELLER:	Encore Credit Corp. 1833 Alton Parkway Irvine, California 92606

ATTENTION:	John Kontoulis

COPY TO:	Encore Credit Corp. Attn: Jon R. Daurio, Esq. 1833 Alton Parkway Irvine, California 92606

BUYER:	Encore SPV Trust III c/o Wilmington Trust Company Rodney Square North 1100 N. Market Street Wilmington, Delaware 19890

COPY TO:	Encore Credit Corp. Attn: Jon R. Daurio, Esq. 1833 Alton Parkway Irvine, California 92606

The above address may be changed from time to time by written notice from one party to the other.

Section 5.05. Insurance Prepayment.

Insurance refunds or credits of any kind whatsoever, for insurance of any kind sold by Seller (or Seller’s originating source, including, but not limited to, loan brokers or correspondents) in conjunction with the Loan, shall be the sole responsibility of the Seller in the event of prepayment of any Loan, cancellation of such insurance, or any other event requiring the refunding or crediting of unearned insurance premiums. Upon the Buyer’s demand, Seller shall pay to the Buyer, from the Seller’s own funds, any required insurance premium rebate resulting from the prepayment, cancellation, refinancing or other termination of any Loan. Upon such payment, Buyer shall assign in writing any and all of Buyer’s rights to reimbursement for such insurance premium rebate from the insurer.

Section 5.06. Assignment.

(a)	The Seller shall not assign any of its rights or obligations hereunder.

(b) The Buyer may, and intends to, assign all of its rights hereunder, to the Trustee for the benefit of the Securityholders and the Swap Counterparties as provided in the applicable Trust Agreement, and the Seller consents to such assignment. Buyer’s right of assignment includes, but is not limited to, the right to assign its rights and obligations under this Agreement with respect to one or more Loans without altering or terminating its rights and obligations with respect to other Loans.

Section 5.07. Headings.

Paragraph or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.08. Entire Agreement.

This Agreement, the Exhibits attached hereto, and all documents referred to herein or executed concurrently herewith, shall constitute the only understanding of the parties regarding the subject matter hereof, and supersede and replace the Master Mortgage Loan Sale and Contribution Agreement dated as of April 15, 2004, and any and all other prior agreements, understandings, restrictions, warranties or representations between the parties with respect thereto.

Section 5.09. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles. The provisions of this paragraph shall not affect the provisions of any Mortgage Note, Mortgage or Mortgage Loan Document that cause the laws of the United States or another state to be applicable. Each party hereto is sophisticated and represented by legal counsel. Accordingly, this Agreement shall be interpreted fairly in accordance with its provisions and without regard to which party drafted it.

Section 5.10. Counterparts

This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 5.11. Termination.

This Agreement may be terminated at any time by either Seller or Buyer upon written notice to the other, provided, however, that such termination shall not terminate the responsibilities of either party hereunder with respect to Loans purchased or commitments made to purchase prior to the receipt of such notice.

Section 5.12. Endorsements.

In the event that the remedies or other terms outlined in this Agreement conflict with the terms of any endorsement by the Seller of any Mortgage Note evidencing a Loan purchased by the Buyer from the Seller, including, but not limited to, an endorsement stating that the assignment of the Mortgage Note is without recourse, the remedies and terms of this Agreement shall govern and control.

Section 5.13. Indemnification (Holder in Due Course).

In the event Buyer purchases a Loan from Seller in which all or part of the proceeds of such Loan were paid to a home improvement or building contractor (including, but not limited to, Loans in which the proceeds check(s) were made payable to the Borrower and the contractor jointly) for the purpose of repairs or improvements to the Mortgaged Property, Seller agrees to repurchase the Loan in accordance with the provisions of Article IV of this Agreement, except that Seller shall not have the sixty (60) day cure period provided under Article IV, and to indemnify Buyer against any losses, damages, forfeitures, legal fees and other costs resulting from any demand, defense or assertion based, grounded upon, or arising from Borrower’s rights, claimed or granted, to withhold payment of the Loan due to the contractor’s failure to complete or unsatisfactory completion of said repairs or improvements.

Section 5.14. Waiver of Jury Trial.

BOTH PARTIES HERETO EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIMS OR COUNTERCLAIMS RELATED TO THIS AGREEMENT, TO THE EXTENT SUCH A WAIVER IS PERMITTED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written:

BUYER: Encore SPV Trust III

By:	Encore Credit Corp., as Administrator of the Buyer

By:
Name:
Title:

SELLER: Encore Credit Corp.

By:
Name:
Title:

EXHIBIT A

FORM OF SALE AND CONTRIBUTION AGREEMENT AND ASSIGNMENT

Sale and Contribution Agreement and Assignment, dated as of                          , 20     between Encore SPV Trust III, as Buyer, and Encore Credit Corp., as Seller (this “Sale and Contribution Agreement and Assignment”).

This Sale and Contribution Agreement and Assignment is entered pursuant to the Master Mortgage Loan Sale and Contribution Agreement, dated as of September 1, 2004, between the Seller and the Buyer (the “Agreement”). All provisions of the Agreement are incorporated herein by reference. All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Section 1. Terms of Sale

Pursuant to the Agreement, the Seller does hereby sell, transfer, assign, set over and convey to the Buyer, without recourse, all right, title and interest of the Seller in and to the Loans listed on the Mortgage Loan Schedule attached hereto, and the Buyer does hereby purchase each such Loan.

(a) The Principal Balance for the Loans transferred hereby, as of the Cut-off Date, is $                    .

(b) The Cash Purchase Price Percentage with respect to the Loans sold and purchased hereby is %                    .

(c) The Cut-off Date is                          , 20

(d) The Settlement Date is                          , 20

Section 2. Governing Law

This Sale and Contribution Agreement and Assignment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles. The provisions of this paragraph shall not affect the provisions of any Mortgage Note, Mortgage or Mortgage Loan Document that cause the laws of the United States or another state to be applicable. Each party hereto is sophisticated and represented by legal counsel. Accordingly, this Sale and Contribution Assignment and Agreement shall be interpreted fairly in accordance with its provisions and without regard to which party drafted it.

Section 3. Counterparts

This Sale and Contribution Agreement and Assignment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Sale and Contribution Agreement and Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Encore SPV Trust III
as Buyer

By:
Name:
Title:

Encore Credit Corp.
as Seller

By:
Name:
Title:

-A 2-

EXHIBIT B

FORM OF TRUST AGREEMENT

-A 3-